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                                                                EXHIBIT 12

              THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                         COMPUTATION OF RATIOS
       Three Months and Six Months Ended June 30, 2003 and 2002
                      (In millions, except ratios)


                                      Three Months Ended    Six Months Ended
                                            June 30              June 30
                                      ------------------    ----------------
  (in millions)                          2003       2002     2003       2002
   -----------                          -----      -----    -----      -----

  EARNINGS

   Income (loss) from continuing
    operations, before income taxes    $  308    $  (364)  $  559    $  (168)
   Add: fixed charges                      56         53      111        103
                                        -----      -----    -----      -----
      Income (loss), as adjusted       $  364    $  (311)  $  670    $   (65)
                                        =====      =====    =====      =====



  FIXED CHARGES AND PREFERRED
    DIVIDENDS

   Fixed charges:
     Interest expense and amortization $ 30 $ 29 $ 60 $ 55 Distributions on redeemable
      preferred securities                 18         17       35         35
     Rental expense (1)                     8          7       16         13
                                        -----      -----    -----      -----
      Total fixed charges                  56         53      111        103

   Preferred stock dividend
    requirements                            3          3        6          7
                                        -----      -----    -----      -----
      Total fixed charges and
       preferred stock dividend
       requirements                    $   59    $    56   $  117     $  110
                                        =====      =====    =====      =====


   Ratio of earnings to fixed
    charges (2)                          6.53          -     6.05          -
                                        =====      =====    =====      =====
   Ratio of earnings to combined
    fixed charges and preferred
     stock dividend requirements (2)     6.18          -     5.72          -
                                        =====      =====    =====      =====


(1) Interest portion deemed implicit in total rent expense.

(2) The second-quarter 2002 loss was inadequate to cover
    "fixed charges" by $364 million and "combined fixed charges and preferred stock dividends" by $367 million. The year-to-date 2002 loss was inadequate to cover "fixed charges" by $168 million and "combined fixed charges and preferred stock dividends" by $175 million.